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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE
                                                           CONTACT:
                                                                    JOHN F. LANG
                                                         CHIEF FINANCIAL OFFICER
                                                                  (517) 347-6207

             PROFESSIONALS GROUP REPORTS FIRST QUARTER 2001 RESULTS


         OKEMOS, MICH., MAY 8, 2001 -- PROFESSIONALS GROUP, INC. (NASDAQ: PICM) REPORTS NET INCOME FOR THE QUARTER ENDED MARCH 31, 2001 WAS $2.7 MILLION ($0.29 PER DILUTED SHARE), COMPARED TO 2000 FIRST QUARTER NET INCOME OF $3.1 MILLION ($0.33 PER DILUTED SHARE). OPERATING INCOME FOR THE FIRST QUARTER OF 2001 WAS $2.4 MILLION ($0.26 PER DILUTED SHARE), COMPARED TO $3.1 MILLION ($0.33 PER DILUTED SHARE) DURING THE FIRST QUARTER OF 2000.

         Victor T. Adamo, President and Chief Executive Officer stated, "Professionals Group's pending merger with Medical Assurance, Inc. is expected to close by the end of June. Accordingly, this will be Professionals Group's final quarterly report to shareholders. We express our thanks for the continuing support of Professionals Group's shareholders; and, we look forward to becoming a founding member of the new ProAssurance Corporation."

2001 First Quarter Financial Results:

         The personal lines segment (MEEMIC) generated net premiums earned of $31.2 million during the first quarter of 2001, compared to $28.6 million during the first quarter of 2000, an increase of 9.0% due primarily to an increase in the number of insured vehicles and homes. Operating income attributable to MEEMIC for the first quarter of 2001 was $3.1 million ($0.34 per diluted share), compared to $2.9 million ($0.31 per diluted share) during the first quarter of 2000. This increase was due primarily to Professionals Group's increased ownership interest in MEEMIC of 84% at March 31, 2001 compared to 77% at March 31, 2000. MEEMIC's combined ratio increased


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modestly from 93.6% in 2000 to 96.2% in 2001 due to a more harsh winter in 2001 compared to 2000.

         The professional liability lines segment (primarily medical malpractice coverage for health care providers and institutions through ProNational Insurance Company) generated net premiums earned of $31.8 million during the first quarter of 2001, compared to $28.0 million during the first quarter of 2000, an increase of 13.5%. This increase was due primarily to significant rate increases implemented in all markets during 2000 and 2001. The operating loss attributable to ProNational for the first quarter of 2001 was $0.7 million ($0.08 loss per diluted share), compared to operating income of $0.2 million ($0.02 per diluted share) during the first quarter of 2000. Operating income for the first quarter of 2000 included the recognition of favorable prior year reserve development and reduced loss costs attributable to a stop loss reinsurance contract, neither of which existed during the first quarter of 2001. ProNational has posted current accident year reserves at the same loss ratios as recommended in 2000 by its consulting actuary despite significant rate increases in all markets. The decrease in operating income was mitigated by an increase in the federal income tax benefit reported in 2001 compared to 2000.

         Professionals Group's net investment income increased 5.0%, to $11.8 million during the first quarter of 2001 compared to $11.2 million for the first quarter of 2000.

         Professionals Group's book value per common share (excluding unrealized appreciation/depreciation on the investment portfolio) increased to $27.16 at March 31, 2001 compared to $26.82 at December 31, 2000.

Consolidation Update:

         On June 22, 2000, Professionals Group entered into a definitive agreement to consolidate with Medical Assurance, Inc. (NYSE: MAI) and form a new holding company, ProAssurance Corporation, that would be the nation's third largest writer of liability insurance for health care professionals and facilities. The proposed consolidation will be considered and voted upon by Professionals Group's shareholders at a Special Meeting of Shareholders to be held at 10:00 a.m. local time on June 25, 2001 at the company headquarters. The record date for the Meeting was the close of business on April 27, 2001. The proposed consolidation is expected to be closed before June 30, 2001, pending receipt of, among other things, shareholder and final regulatory approvals.

         This news release contains forward-looking statements that involve risks and uncertainties. The words "anticipate," "believe," "estimate," "expect," "intend," "will," and similar expressions are


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intended to identify forward-looking statements. Such statements, which include the statements regarding the above described consolidation and the ability of the parties to complete it, reflect the current views of Professionals Group with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those described herein. Factors that might cause such a difference include, but are not limited to, (1) those discussed in Professionals Group's filings with the SEC, including its Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2000, (2) those discussed in ProAssurance's filings with the SEC, including its Form S-4 registration statement, as amended (Registration No. 333-49378), relating to the consolidation, and (3) the risks and uncertainties that are inherent in any business combination such as the above described consolidation.

         A registration statement on Form S-4, as amended (Registration No. 333-49378), has been filed by ProAssurance with the SEC regarding the proposed consolidation of Professionals Group and Medical Assurance. You are urged to read the registration statement and the documents included or incorporated by reference therein (including the respective Annual Reports on Form 10-K of Professionals Group and Medical Assurance) because they contain important information regarding the consolidation and the legal rights of security holders. ProAssurance's registration statement, as well as other documents filed by Professionals Group and Medical Assurance with the SEC are available from the SEC's website (http://www.sec.gov). These documents are also available without charge upon request to either:

                  Professionals Group, Inc.          Medical Assurance, Inc.
                  2600 Professionals Drive           100 Brookwood Place
                  Okemos, Michigan 48864             Birmingham, Alabama 35209
                  Attention: Lori A. Beachnau        Attention: Frank B. O'Neil
                  (800) 292-1036                     (800) 282-6242

Corporate Profile:

         Professionals Group is an insurance holding company traded under the symbol "PICM" on the Nasdaq National Market. Professionals Group provides professional liability insurance coverages and services to health care providers through its wholly owned subsidiary ProNational Insurance Company. Professionals Group owns 84% of MEEMIC Holdings, Inc. (Nasdaq listed: MEMH) that provides personal auto, homeowners, boat and umbrella coverages primarily for educational


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employees and their families through MEEMIC Insurance Company. Both insurance companies are rated A- (Excellent) by A.M. Best.

Press Release Fax Service:

         This news release and other Professionals Group releases are available at no charge through Professionals Group's website (www.ProfessionalsGroup.com) and PR Newswire's Company News on-Call fax service, 800-758-5804, extension 115602.

                                      # # #


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                CONSOLIDATED STATEMENTS OF INCOME
                           (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                       THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                     2001              2000
                                                                     ----              ----
REVENUES:
  Gross premiums written (incl. assumed premiums)                 $    89,665       $    80,867
                                                                  ===========       ===========
  Net premiums written                                            $    79,903       $    67,853
                                                                  ===========       ===========
  Premiums earned, net                                            $    63,002       $    56,643
  Net investment income                                                11,788            11,228
  Net realized investment gains                                           456                49
  Other income                                                          1,243             1,168
                                                                  -----------       -----------
     TOTAL REVENUES                                                    76,489            69,088
                                                                  -----------       -----------

EXPENSES:
  Losses, loss adjustment & DD&R expenses                              62,353            53,214
  Policy acquisition and underwriting expenses                         12,660            11,607
  Amortization expense, net                                              (302)             (220)
  Interest expense                                                        268               290
  Other expense                                                           697               512
                                                                  -----------       -----------
     TOTAL EXPENSES                                                    75,676            65,403
                                                                  -----------       -----------

     Income before federal income taxes and minority interest             813             3,685
Federal income taxes (benefit)                                         (2,338)             (100)
                                                                  -----------       -----------
     Income before minority interest                                    3,151             3,785

Minority interest - MEEMIC                                               (465)             (688)
                                                                  -----------       -----------
     NET INCOME                                                   $     2,686       $     3,097
                                                                  ===========       ===========

Basic net income per common share                                 $      0.30       $      0.35
                                                                  ===========       ===========

Diluted net income per common share                               $      0.29       $      0.33
                                                                  ===========       ===========

Diluted weighted average shares outstanding                         8,961,415         9,015,246
                                                                  ===========       ===========

Operating income per share*                                       $      0.26       $      0.33
                                                                  ===========       ===========

Professional liability combined ratio                                   141.4%            135.7%
Personal lines combined ratio                                            96.2%             93.6%
Professionals Group combined ratio                                      119.1%            114.4%

* Operating income excludes realized investment gains/losses.


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                   CONSOLIDATED BALANCE SHEETS
                           (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                         MARCH 31,           DECEMBER 31,
                                                                           2001                 2000
                                                                       ------------          ------------
Total investments                                                         $815,894              $780,940
Total assets                                                             1,175,177             1,136,753
Loss and loss adjustment expense reserves                                  690,953               683,113
Total liabilities                                                          922,970               893,177
Total common shareholders' equity                                          252,207               243,576
Book value per common share                                                 $28.49                $27.52
Book value per common share (excl. SFAS 115)                                $27.16                $26.82
Common shares outstanding                                                8,851,223             8,851,223